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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 24, 2002

                           NB&T FINANCIAL GROUP, INC.
                           --------------------------

             (Exact name of registrant as specified in its charter)


             OHIO                        0-23134               31-1004998
         ------------                   ---------              ----------
(State or other jurisdiction of   (Commission File No.)  (IRS Employer I.D. No.)
        incorporation)



                 48 N. South Street, Wilmington, Ohio     45177
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:     (937) 382-1441
                                                    ----------------------------

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ITEM 5. OTHER EVENTS.

The following was contained in a press release issued by NB&T Financial Group, Inc., on or about July 24, 2002.

NB&T Financial Group, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced that net income per share increased 29.2% to $.62 for the second quarter of 2002, from $.48 per share for the second quarter of 2001. Net income for the quarter increased to $1.90 million, compared to $1.54 million for the same quarter last year. Net income per share was $1.11 for the first six months of 2002, an increase of 19.4%, compared to $.93 through the same date in 2001. Net income was $3.44 million through June 30, 2002, an increase of 15.3% from 2001.

Net interest income increased 34.8% to $6.04 million during the second quarter of 2002 compared to $4.48 million during the same quarter last year. Although interest income was approximately the same, interest expense decreased 26.6% when comparing these two amounts to the same period last year. Average loans increased 5.4% to $384.7 million, while their average yield decreased from 8.29% in the second quarter of 2001 to 7.64% in the second quarter of 2002. Average securities increased 34.8% to $229.3 million, but their average tax-equivalent yield decreased from 7.03% for the second quarter last year to 5.70% for the second quarter of this year. Average interest-bearing liabilities increased 11.3% to $566.7 million from last year, and were primarily invested in the securities portfolio. The cost of interest-bearing liabilities decreased from 4.66% during the second quarter of last year to 3.07% in the second quarter of this year. Year to date net interest income increased 28.6% during the first half of 2002 compared to the first half of last year.

Non-interest income, excluding securities gains, was $2.27 million, 18.8% above the second quarter of 2001. Also, $34,000 in gains on the sale of securities was recorded in the second quarter of 2002 compared to $260,000 in the second quarter of 2001. The increase in non-interest income was primarily due to increases in service charges on deposits, Bank Owned Life Insurance (BOLI) income and insurance agency commissions. The increase in BOLI income was related to a death benefit claim. Year-to-date non-interest income, excluding securities gains, was $4.23 million, 17.0% above the first half of 2001.

Non-interest expense increased 25.6% from the second quarter of last year, the primary reasons being increases in salaries and benefits expense, occupancy and equipment expense, and amortization of intangibles related to the opening of three new branches, the acquisition of The Sabina Bank, and the acquisition of two insurance agencies during 2001. For the first six months of 2002, non-interest expense was $10.80 million, 25.9% above the first six months of 2001.

Performance ratios for the second quarter of 2002 included a return on assets of 1.13%, and a return on equity of 14.83%. For the first half of 2002, return on assets was 1.02%, and return on equity was 13.50%.

During the second quarter of 2002, the Company participated in a securities sale commonly referred to as a "pooled trust preferred securities offering." In that offering, the Company issued to a trust controlled by the Company $8.248 million in thirty-year debt securities at a rate of interest adjustable quarterly equal to the three-month LIBOR rate plus 3.45% (currently 5.34%), and the trust issued capital securities to an unrelated party. The securities issued by the Company are classified as Tier 1 capital for regulatory purposes, and the interest is deductible for federal income tax purposes. The Company made a capital contribution of $8 million of these funds to the Bank to improve its regulatory capital ratios.

Total assets grew 12.1% from June 30, 2001, to $680.0 million. Net loans were $380.6 million, an increase of 6.3% from June 30, 2001, and total deposits increased 9.4% to $474.1 million. Book value per share was $17.03 and equity to assets was 8.04% as of June 30, 2002.

On June 18, 2002 the Board of Directors declared a dividend of $0.23 per share payable July 25, 2002, to shareholders of record on June 30, 2002. This is an increase of 9.5% from the second quarter of 2001.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           NB&T Financial Group, Inc.

                      By:   /s/ Charles L. Dehner
                           ----------------------
                           Charles L. Dehner
                           Executive Vice President,
                           Chief Financial Officer

Date: July 24, 2002